Exhibit 4.4

English Translation

Supplemental Agreement to Service Agreement

Party A:  ReneSola Ltd (“ReneSola”)

Party B:  ReneSola Zhejiang Ltd. (“ReneSola Zhejiang”)

Party C:  ReneSola Shanghai Ltd. (“ReneSola Shanghai”)

Party D:  Xianshou Li, ID number:

After consultation on the basis of equality, all the parties hereto have reached the supplemental agreement as follows based on the Service Agreement executed on May 22, 2006.

1.	Party D shall terminate the employment relationship with ReneSola Zhejiang and establish a new employment relationship with ReneSola Shanghai as of August 1, 2014. All the rights and obligations of ReneSola Zhejiang under the Service Agreement shall be transferred to and assumed by ReneSola Shanghai.

2.	All the rights and obligations of ReneSola Zhejiang under other various agreements and contracts executed by Party D and ReneSola Zhejiang on the basis of their employment relationship shall also be transferred to and assumed by ReneSola Shanghai.

3.	All the parties hereto jointly acknowledge that the years of Party D’s continuous service for ReneSola Zhejiang shall be taken as the years of Party D’s service for ReneSola Shanghai.

4.	All the parties hereto jointly acknowledge that no economic compensation or other payment in connection with the employment relationship is involved with the termination of the employment relationship between Party D and ReneSola Zhejiang, and that there is no dispute in connection with the employment relationship. Party B shall hold Party A and Party C harmless from such disputes or matters.

5.	This Agreement is entered into on the basis of equality and freewill, and that the contents of this Agreement reflect the true intentions of the parties hereto without any circumstances of fraud, coercion and taking advantage of other’s precarious position.

6.	This Agreement shall be made in four original copies, with each party holding one copy.

Party A (Seal) [Company Seal Affixed]	Party B (Seal) [Company Seal Affixed]	Party C (Seal) [Company Seal Affixed]	Party D (Signature):

Authorized Representative (Signature):	Authorized Representative (Signature):	Authorized Representative (Signature):	/s/ Xianshou Li

Date: August 1, 2014	Date: August 1, 2014	Date: August 1, 2014	Date: August 1, 2014